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Filed pursuant to Rule 424(b)(5)
Registration No. 333-143459

Prospectus Supplement
(To Prospectus dated June 26, 2007)

2,250,000 Shares

Common Stock

We are offering 2,250,000 shares of our common stock. Our common stock is traded on the Nasdaq Global Stock Market under the symbol "AFAM." On April 10, 2008, the last reported sale price for our common stock on the Nasdaq Global Stock Market was $17.89 per share.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-9.

Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$17.75	$39,937,500
Underwriting discounts and commissions	$0.9318	$2,096,550
Proceeds, before expenses, to Almost Family, Inc	$16.8182	$37,840,950

Delivery of the shares of common stock is expected to be made on or about April 16, 2008. We have granted the underwriter an option for up to 30 days to purchase up to 337,500 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $2,411,033 and the total proceeds to us, before expenses, will be $43,517,093.

Jefferies & Company

       Prospectus supplement dated April 11, 2008

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement contains the terms of this offering. This prospectus supplement is part of and should be read in conjunction with the accompanying prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the accompanying prospectus. The information we present in this prospectus supplement may add, update or change information included in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference herein, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference herein, will apply and will supersede that information in the accompanying prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should assume that the information in this prospectus supplement and the accompanying prospectus, as well as the information we have previously filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate only as of the date of the documents containing the information. This prospectus supplement may be used only where it is legal to sell these securities.

PROSPECTUS SUPPLEMENT SUMMARY

        You should read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein, before making an investment decision. You should also carefully consider the information set forth under "Risk Factors." Unless otherwise indicated, "Almost Family," "we," "us," and "the Company" refer to Almost Family, Inc. and our consolidated subsidiaries.

Overview

        We are a leading, regionally-focused provider of home health services. Our business operates in two segments: Visiting Nurse, or VN, which provides skilled nursing, and physical, occupational and speech therapy services primarily to Medicare beneficiaries; and Personal Care, or PC, which provides custodial and personal care services primarily to Medicaid beneficiaries. We operate 78 locations in three regions: Florida, the Midwest and the Northeast. We have grown net service revenue from $73.6 million in 2005 to $132.1 million in 2007, representing a compound annual growth rate of 34%. We have grown net income from continuing operations from $3.0 million in 2005 to $7.8 million in 2007, representing a compound annual growth rate of 60%. We have grown earnings per share from continuing operations from $0.58 in 2005 to $1.40 in 2007, representing a compound annual growth rate of 55%.

        Our VN segment provides a comprehensive range of Medicare-certified home health nursing services primarily to frail, elderly, home-bound patients in need of curative and restorative care. We believe in the importance of local name recognition and seek to maintain and support the various trade names we operate that have developed a reputation for high quality care among patients, referral sources and employees in their local markets. Our patients typically come to us following a period of hospitalization or care in a higher acuity inpatient facility. Our services allow patients to return to or remain in their homes, and often are provided in lieu of additional care at higher cost settings, such as long term acute care hospitals, inpatient rehabilitation hospitals or skilled nursing facilities.

        Our nurses, therapists, medical social workers and home health aides work closely with patients and their families to implement an individualized treatment response to a physician-prescribed plan of care. We maintain quality and consistency across trade names, locations and regions through our "Senior Advocacy" philosophy, which trains our caregivers to look beyond the obvious needs of the patients and be advocates for their physical, mental and emotional needs, with the ultimate outcome of allowing them to age in-place. We believe our Senior Advocacy philosophy in conjunction with our exclusive focus on the home-bound, geriatric population leads to improved health outcomes and increasing referrals.

        Our specialty programs, such as Cardiocare, Orthopedic, Optimum-Balance, Breathe, Urology, Frail Elderly Care Management, and Tele-health Monitoring, are based upon our Senior Advocacy philosophy and have been developed in response to local needs. We operate 55 Medicare-certified VN locations. In 2007 the VN segment represented 73% of total revenues. Approximately 94% of the VN segment revenues are generated from the Medicare program while the balance is generated from Medicaid and private insurance programs. Our internal growth rate of VN segment revenues for the year ended December 31, 2007 was 27%.

        Our PC segment provides services in patients' homes on an as-needed, hourly, or live-in basis. These services include personal care, medication management, meal preparation, caregiver respite and homemaking. Our services are often provided to patients who would otherwise be admitted to skilled nursing facilities for long term custodial care. We currently operate 23 personal care locations. Approximately 71% of the PC segment revenues are generated from Medicaid and other government programs while the balance is generated from insurance programs and private pay patients. In addition to our PC segment providing a more diversified reimbursement profile, approximately 75% of our PC patients are Medicare-eligible, which provides us with a source of potential VN patients. Our PC segment has provided over 2 million hours of care to our patients in each of the last three years. In 2007 the PC segment represented 27% of total revenues.

Industry Overview

        According to the Centers for Medicare and Medicaid Services, or CMS, there are approximately 8,800 Medicare-certified home health agencies in the United States, comprised of freestanding and hospital-based agencies owned by publicly traded and privately held companies, visiting nurse associations and nurse registries. Home health expenditures in the United States were $52.7 billion in 2006 and are projected to rise to $119.0 billion by 2017. According to CMS, Medicare is the largest single home health payor, accounting for $19.8 billion, or 38%, of total home health spending in 2006. These Medicare expenditures are expected to increase substantially over the coming years, growing to $42.7 billion by 2017. We expect the growth of the elderly population to drive continued growth in home health demand, given that utilization of home health services typically increases with age. According to the U.S. Census Bureau, there were 37.3 million people age 65 and over in the United States in 2006, a figure projected to rise to 46.8 million by 2015. According to the US Department of Health and Human Services, 70.5% of all home health patients were age 65 or older in 2000.

        We believe these demands on the Medicare system will cause CMS to continue to promote the use of lower cost alternatives for providing care. We believe home health care is the most cost-effective mode of delivering post-acute care. According to a February 2004 report by the Congressional Joint Economic Committee, the cost per stay in Medicare post-acute care settings was $4,000 for home health care, compared to $8,300 for a skilled nursing facility, $12,500 for an inpatient rehabilitation facility, and $35,700 for a long-term acute care hospital. We believe CMS will likely continue to make changes to the Prospective Payment System ("PPS"). For instance, on January 1, 2008, CMS implemented its final rule to redefine and update the Home Health PPS, which included changes in the base rate calculation and case mix adjustment model, implementation of refinements to the payment system and new quality of care data collection requirements. We believe that smaller operators are less able to adjust to these and other such changes, which will reduce their ability to remain profitable and competitive, and ultimately cause many such smaller operators to exit this highly fragmented industry.

Competitive Strengths

        We believe the following competitive strengths have enabled us to grow our business and increase our net income, while building strong market share:

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  We are focused on providing the highest quality patient care.  We believe we have established a strong reputation for high quality service as a result of our selection and retention of skilled caregivers, focus on the geriatric home-bound population, our "Senior Advocacy" philosophy and local clinical autonomy. We believe promoting treatment flexibility at the local level to address patient-specific needs while actively monitoring resource utilization against the care plan enhances clinical outcomes and increases physician and patient satisfaction. Our Quality Steps Protocol and Business/Ethics Code of Conduct guides our management and staff in delivering the highest quality care.

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  We empower our local managers through a decentralized, patient-focused operating model.  We believe home health care is a local market business based on relationships and reputations established over many years of quality service to referral sources and patients. We believe in maintaining and supporting local trade names and reputations and that our local management teams are best suited to make business decisions that will drive growth in their markets. Within the framework of a disciplined operating model, a rigorous compliance program and a shared philosophy, we empower our local management teams to address patient-specific needs. We believe this approach enhances clinical outcomes, increases physician and patient satisfaction, and drives overall growth.

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  We manage the business through a disciplined, metrics-driven approach.  Our operating model recognizes the importance of critical local activities while providing the efficiencies gained from centralizing certain administrative functions. To support our local management, we have developed a unique operating system that utilizes sophisticated metrics and monitoring processes to manage the day-to-day operations of a location. We have standardized our management metrics across all locations, allowing corporate management to immediately identify areas of opportunity or concern and freeing local management to focus on developing and deepening local referral relationships.

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  We have a demonstrated ability to grow through acquisitions and the development of start-up locations.  We actively identify, evaluate, acquire and integrate Medicare-certified home health agencies. Since 2004, we have completed 11 transactions involving targets ranging from start-up companies with no revenue to annual revenues of $24 million. Over the past 18 months we have completed three significant acquisitions:

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  Apex.  In March 2008, we acquired the assets of Apex Home Healthcare Services, L.L.C. (Apex), with operations in Jacksonville and Ormond Beach, Florida, which generated approximately $16 million of revenue in the year ended December 31, 2007. In addition to its Medicare-certified home health locations, Apex also operates a small home care physician practice, an outpatient rehabilitation practice and two personal care locations.

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  Quality of Life.  In October 2007, we acquired the assets of Florida-based Quality of Life Holdings, Inc. (QOL). Through four locations in the Tampa Bay area, QOL attends to patients residing primarily in group living settings such as assisted living facilities, independent living facilities, senior retirement communities, U.S. Department of Housing and Urban Development sponsored apartments for the elderly and disabled and public housing facilities. In the year ended December 31, 2007, the QOL locations generated revenues of approximately $10 million. Additionally, QOL is in the process of opening an additional location in Lakeland, Florida.

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  Mederi.  In December 2006, we acquired the assets of Mederi, Inc. (Mederi), which significantly expanded our presence in Florida by giving us 15 new locations and new market presence with four locations in Missouri and Illinois. Mederi generated approximately $23.8 million of revenue in the twelve months ended June 30, 2006. In early 2008 we established a new branch location in Alton, Illinois a suburb of St. Louis, Missouri.

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  We have strong relationships with important referral sources in all of our markets to generate same-store revenue growth.  Our location managers and staff maintain strong relationships with and market our services to major local referral sources, including physicians, hospital discharge planners, Offices on Aging, social workers, and group living facilities. We believe the quality of our service and physician and patient satisfaction are critical factors to increasing patient admissions.

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  We have an experienced management team.  Our ability to grow profits, deliver high quality service, and expand our operations has been due, in large part, to the experience of our senior management team. Our core executive team has been together for over a decade and our executive officers have an average of 15 years of experience in the home health care industry.

Growth Strategy

        Our growth strategy consists of the following:

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  Drive organic growth in our current markets.  We intend to continue to grow by developing new locations in our existing regions or in areas contiguous to our current operations. In addition, we intend to grow patient admissions by: (1) increasing referrals in each market by continuing to educate health care providers and the local community about the benefits and quality of our services; (2) maintaining our emphasis on providing high quality care and expanding the breadth of our service programs; and (3) providing a superior work environment that allows us to attract and retain experienced and skilled employees.

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  Continue to develop and implement specialty programs and our Senior Advocacy program.  Guided by our "Senior Advocacy" philosophy, we have developed specialty services that focus on high cost diseases and chronic conditions and have successfully launched programs for diabetes, coronary artery disease, congestive heart failure, orthopedics, wound care, geriatric surgical recovery and behavioral health, among others. We believe our specialty programs represent an attractive growth opportunity because they combine clinical quality and 24-hour access, seven days a week, which is appealing to patients and physicians, with cost-effective delivery of high quality nursing care to patients who have high cost or chronic conditions.

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  Pursue geographically complementary acquisitions.  We intend to expand our VN segment by selectively acquiring other Medicare-certified home health agencies. We routinely identify and evaluate potential acquisition targets and at any given time we may be in discussions to acquire one or more companies. We have historically entered into non-binding letters of intent with target home health agencies to set forth the basic business terms of a potential acquisition, which are usually subject to various closing conditions, including due diligence, the negotiation of definitive acquisition documents, regulatory consents and other customary matters. Since 2004, we have completed 11 transactions involving targets ranging from start-up companies with no revenue to annual revenues of $24 million, with valuations ranging from 0.5 times revenue to 1.2 times revenue. In 2007, we acquired five VN locations in two transactions.

    We are currently engaged in preliminary acquisition discussions at various stages with several potential targets, ranging from introductory conversations to non-binding letters of intent. We estimate that our current targets have annual revenue ranging from approximately $1 million to $50 million, with expected purchase prices within the valuation range previously paid by us. We currently have an executed non-binding letter of intent with respect to an acquisition at a purchase price in the upper quintile of this range. We cannot assure you that any preliminary discussions will result in the execution of letters of intent or definitive documentation, or that any of these acquisitions will be completed.

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  Leverage our current infrastructure and operating model to achieve economies of scale.  We believe our infrastructure and systems offer the opportunity to achieve operating leverage at both the location and corporate levels. At the location level, our operating model and management tools allow clinicians to focus on appropriate, quality care and local management to develop and deepen local referral relationships. At the corporate level, our centralized capabilities, including information systems, human resource management, receivables management, and risk management allow us to manage additional locations. Our information systems also facilitate our ability to quickly and effectively integrate acquisitions.

Principal Executive Offices

        Our corporate offices are located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223, and our telephone number is (502) 891-1000. Our Internet address is www.almostfamily.com. We are not including the information on our website as part of, or incorporating it by reference into, this prospectus supplement.

The Offering

Common stock offered by us	2,250,000 shares
Common stock to be outstanding after this offering	7,859,290 shares
Use of proceeds
We intend to use the proceeds that we receive from this offering to repay indebtedness, to fund contemplated and possible future acquisitions and for other general corporate purposes. See "Use of Proceeds."
Nasdaq symbol	AFAM

        The number of shares of our common stock that will be outstanding after this offering is based on shares outstanding of 5,609,290 as of March 27, 2008.

        Except as otherwise noted, all information in this prospectus supplement:

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  assumes the underwriter does not exercise its over-allotment option; and

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  excludes the issuance of shares under our equity-based compensation programs.

Summary Consolidated Financial and Other Data

        The summary financial information set forth below as of and for the years ended December 31, 2007, 2006 and 2005 has been derived from our audited consolidated financial statements, which are incorporated by reference herein. The consolidated balance sheet data as of December 31, 2007 has been adjusted to give effect to the completion of our acquisition of Apex on March 27, 2008 and further adjusted to give effect to the completion of this offering and application of the net proceeds as described in "Use of Proceeds," as if each had occurred as of December 31, 2007. The as adjusted summary financial data is not necessarily indicative of what our consolidated financial position would have been had the Apex acquisition or this offering been completed as of the dates indicated, nor is such data necessarily indicative of our consolidated financial position as of any future date. Historical results are not necessarily indicative of future performance.

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except share and per share amounts)
Consolidated Statements of Income:
Net service revenues	$132,130	$90,645	$73,607
Cost of service revenue (excluding amortization and depreciation)	63,880	46,129	38,149

Gross margin	68,250	44,517	35,457
General and administrative expenses:
Salaries and benefits	35,946	24,508	19,482
Other	18,381	12,902	11,629

Total general and administrative expenses	54,326	37,410	31,111

Operating income	13,924	7,107	4,347

Other income (expense)	—	—	267
Interest (income) expense	837	(54)	(113)

Income from continuing operations before income taxes	13,087	7,161	4,501
Income tax expense	(5,272)	(2,846)	(1,464)

Net income from continuing operations	7,814	4,315	3,037
Gain (Loss) on discontinued operations	(211)	(76)	4,831

Net Income	$7,604	$4,239	$7,868

Earnings per share-basic:(1)
Income from continuing operations	$1.44	$0.89	$0.65
Income (loss) from discontinued operations	(0.04)	(0.02)	1.03

Net income	$1.40	$0.87	$1.68

Earnings per share-diluted:(1)
Income from continuing operations	$1.40	$0.81	$0.58
Income (loss) from discontinued operations	(0.04)	(0.01)	0.93

Net income	$1.36	$0.80	$1.51

Average shares outstanding:(1)
Basic	5,435,615	4,853,535	4,674,578
Diluted	5,599,476	5,326,997	5,218,658

	As of December 31,
	2007	2006	2005
Operational Data:
General:
States	9	9	7
Locations	74	66	48
Medicare revenue % total	69%	56%	49%
VN Segment:
Locations	51	45	27
Medicare admissions	26,199	16,906	12,817
Medicare episodes(2)	30,620	19,240	14,145
Medicare visits	545,732	323,471	243,120
Total visits	600,913	359,273	267,966
Medicare visits per episode	17.82	16.81	17.19
PC Segment:
Locations	22	21	21
Admissions	2,687	2,494	2,577
Billable hours	2,054,922	2,081,769	2,048,823
Revenue per billable hour	$17.48	$17.03	$16.53

(1)
All share and per share information has been adjusted to reflect a 2-for-1 common stock split completed January 2007.

(2)
Medicare reimburses providers for home health on the basis of 60 day episodes of care as further described in our Form 10-K for the year ended December 31, 2007.

	As of December 31, 2007			As of December 31,
	Actual	As Adjusted	As Further Adjusted	2006	2005
	(In thousands)
Consolidated Balance Sheet:
Cash	473	473	13,327	4,126	6,188
Total assets	67,360	83,460	96,314	53,395	30,543
Total liabilities	32,518	47,618	23,131	25,656	10,408
Total stockholders' equity	34,842	35,842	73,183	27,740	20,135

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains "forward-looking statements." Forward-looking statements relate to expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts or that necessarily depend upon future events. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "potential," and similar expressions. Specifically, this prospectus supplement contains, among others, forward-looking statements about:

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  general economic and business conditions;

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  demographic changes;

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  changes in, or failure to comply with, existing governmental regulations;

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  legislative proposals for health care reform;

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  changes in Medicare and Medicaid reimbursement levels, including a possible cut in the 2008 "market basket" increase in home health reimbursement;

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  effects of competition in the markets in which the Company operates;

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  liability and other claims asserted against the Company;

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  ability to attract and retain qualified personnel;

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  availability and terms of capital;

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  loss of significant contracts or reduction in revenues associated with major payor sources;

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  ability of customers to pay for services;

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  business disruption due to natural disasters or terrorist acts;

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  ability to successfully integrate the operations of acquired businesses and achieve expected synergies and operating efficiencies from the acquisition, in each case within expected time frames or at all;

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  effect on liquidity of the Company's financing arrangements; and

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  changes in estimates and judgments associated with critical accounting policies and estimates.

        These forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties. Many important factors, some of which are discussed elsewhere in this prospectus supplement, could cause actual results or achievements to differ materially from any future results or achievements expressed or implied by forward-looking statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Important factors that could cause actual results or achievements to differ materially from current expectations reflected in these forward-looking statements include, among others, the factors discussed under "Risk Factors."

        You should read this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus supplement reflect our views and assumptions only as of the date of this prospectus. Except as required by law, we assume no responsibility for updating any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

RISK FACTORS

        Set forth below and elsewhere in this prospectus supplement and in other documents we file with the SEC are risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements contained in this prospectus supplement. All forward-looking statements included in this prospectus supplement are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.

Risks Related to Our Industry

Our profitability depends principally on the level of government-mandated payment rates. Reductions in rates, or rate increases that do not cover cost increases, may adversely affect our business.

        We generally receive fixed payments from Medicare for our services based on the level of care that we provide patients. Consequently, our profitability largely depends upon our ability to manage the cost of providing services. Although current Medicare legislation provides for an annual adjustment of the various payment rates based on the increase or decrease of the medical care expenditure category of the Consumer Price Index, these Medicare payment rate increases may be less than actual inflation or could be eliminated or reduced in any given year. Consequently, if our cost of providing services, which consists primarily of labor costs, is greater than the current Medicare payment rate, our profitability would be negatively impacted.

If any of our agencies fail to comply with the conditions of participation in the Medicare program, that agency could be terminated from the Medicare program, which would adversely affect our net patient service revenue and profitability.

        Each of our home care agencies must comply with the extensive conditions of participation in the Medicare program. If any of our agencies fail to meet any of the Medicare conditions of participation, that agency may receive a notice of deficiency from the applicable state surveyor. If that agency then fails to institute a plan of corrective action to correct the deficiency within the correction period provided by the state surveyor, that agency could be terminated from the Medicare program. Any termination of one or more of our home care agencies from the Medicare program for failure to satisfy the program's conditions of participation could adversely affect our net service revenue and profitability.

We are subject to extensive government regulation. Any changes to the laws and regulations governing our business, or the interpretation and enforcement of those laws or regulations, could cause us to modify our operations and could negatively impact our operating results.

        The federal government and the states in which we operate regulate our industry extensively. The laws and regulations governing our operations, along with the terms of participation in various government programs, regulate how we do business, the services we offer, and our interactions with patients and the public. These laws and regulations, and their interpretations, are subject to frequent change. Changes in existing laws and regulations, or their interpretations, or the enactment of new laws or regulations could reduce our profitability by:

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  increasing our liability;

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  increasing our administrative and other costs;

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  increasing or decreasing mandated services;

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  forcing us to restructure our relationships with referral sources and providers; or

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  requiring us to implement additional or different programs and systems.

        For example, Congress enacted the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), which mandates that provider organizations enhance privacy protections for patient health information. This requires companies like us to develop, maintain and monitor administrative, information, and security systems to prevent inappropriate release of protected health information. Compliance with this law has added, and will continue to add, costs that affect our profitability. Failure to comply with HIPAA could result in fines and penalties, as well as our exclusion from Medicare and Medicaid programs.

        In addition, we are subject to various routine and non-routine governmental reviews, audits, and investigations. Violation of the laws governing our operations, or changes in interpretations of those laws, could result in the imposition of fines, civil or criminal penalties, the termination of our rights to participate in federal and state-sponsored programs, and the suspension or revocation of our licenses. If we become subject to material fines or if other sanctions or other corrective actions are imposed on us, we might suffer a substantial reduction in profitability.

If we are unable to maintain relationships with existing patient referral sources or to establish new referral sources, our growth and profitability could be adversely affected.

        Our success depends significantly on referrals from physicians, hospitals, and other patient referral sources in the communities that our home care agencies serve, as well as on our ability to maintain good relationships with these referral sources. Our referral sources are not contractually obligated to refer home care patients to us and may refer their patients to other providers. Our growth and profitability depend on our ability to establish and maintain close working relationships with these patient referral sources and to increase awareness and acceptance of the benefits of home care by our referral sources and their patients. We cannot assure you that we will be able to maintain our existing referral source relationships or that we will be able to develop and maintain new relationships in existing or new markets. Our loss of, or failure to maintain, existing relationships or our failure to develop new relationships could adversely affect our ability to expand our operations and operate profitably.

We are subject to federal and state laws that govern our financial relationships with physicians and other health care providers, including potential or current referral sources.

        We are required to comply with federal and state laws, generally referred to as "anti-kickback laws," that prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers that are designed to encourage the referral of patients to a particular provider for medical services. In addition to enacting anti-kickback laws, some of the states in which we operate have enacted laws prohibiting certain business relationships between physicians and other providers of health care services. We currently have contractual relationships with certain physicians who provide consulting services to our company. Many of these physicians are current or potential referral sources. Although we believe our physician consultant arrangements currently comply with state and federal anti-kickback laws and state laws regulating relationships between health care providers, we cannot assure you that courts or regulatory agencies will not interpret these laws in ways that will implicate our physician consultant arrangements. Violations of anti-kickback and similar laws could lead to fines or sanctions that may have a material adverse effect on our operations.

We may be subject to substantial malpractice or other similar claims.

        The services we offer involve an inherent risk of professional liability and related substantial damage awards. On any given day, we have several hundred nurses and other direct care personnel driving to and from patients' homes where they deliver medical and other care. Due to the nature of our business, we and the caregivers who provide services on our behalf may be the subject of medical malpractice claims. These caregivers could be considered our agents, and, as a result, we could be held liable for their medical negligence. We cannot predict the effect that any claims of this nature, regardless of their ultimate outcome, could have on our business or reputation or on our ability to attract and retain patients and employees. We maintain malpractice liability insurance and are responsible for amounts in excess of the limits of our coverage.

Delays in reimbursement may cause liquidity problems.

        Our business is characterized by delays in reimbursement from the time we provide services to the time we receive reimbursement or payment for these services. If we have information system problems or issues that arise with Medicare, we may encounter delays in our payment cycle. Such a timing delay may cause working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, Medicare issues or industry trends will not extend our collection period, adversely impact our working capital, or that our working capital management procedures will successfully negate this risk. There are often timing delays when attempting to collect funds from Medicaid programs. We cannot assure you that delays in receiving reimbursement or payments from these programs will not adversely impact our working capital.

Our industry is highly competitive.

        Our home health care agencies compete with local and regional home health care companies, hospitals, nursing homes, and other businesses that provide home nursing services, some of which are large established companies that have significantly greater resources than we do. Our primary competition comes from local companies in each of our markets, and these privately-owned or hospital-owned health care providers vary by region and market. We compete based on the availability of personnel; the quality, expertise, and value of our services; and in select instances, on the price of our services. Increased competition in the future from existing competitors or new entrants may limit our ability to maintain or increase our market share. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse impact on our business, financial condition, or results of operations.

        Some of our existing and potential new competitors may enjoy greater name recognition and greater financial, technical, and marketing resources than we do. This may permit our competitors to devote greater resources than we can to the development and promotion of services. These competitors may undertake more far-reaching and effective marketing campaigns and may offer more attractive opportunities to existing and potential employees and services to referral sources.

        We expect our competitors to develop new strategic relationships with providers, referral sources, and payors, which could result in increased competition. The introduction of new and enhanced service offerings, in combination with industry consolidation and the development of strategic relationships by our competitors, could cause a decline in revenue or loss of market acceptance of our services or make our services less attractive. Additionally, we compete with a number of non-profit organizations that can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions that are unavailable to us.

        We expect that industry forces will continue to have an impact on our business and that of our competitors. In recent years, the health care industry has undergone significant changes driven by efforts to reduce costs, and we expect these cost containment measures to continue in the future. Frequent regulatory changes in our industry, including reductions in reimbursement rates and changes in services covered, have increased competition among home health care providers. If we are unable to react competitively to new developments, our operating results may suffer.

A shortage of qualified registered nursing staff, physical therapists, occupational therapists and other caregivers could adversely affect our ability to attract, train and retain qualified personnel and could increase operating costs.

        We rely significantly on our ability to attract and retain caregivers who possess the skills, experience, and licenses necessary to meet the requirements of our patients. We compete for personnel with other providers of home nursing services. Our ability to attract and retain caregivers depends on several factors, including our ability to provide these caregivers with attractive assignments and competitive benefits and salaries. We cannot assure you that we will succeed in any of these areas. In addition, there are occasional shortages of qualified health care personnel in some of the markets in which we operate. As a result, we may face higher costs of attracting caregivers and providing them with attractive benefit packages than we originally anticipated, and, if that occurs, our profitability could decline. Finally, although this is currently not a significant factor in our existing markets, if we expand our operations into geographic areas where health care providers have historically unionized, we cannot assure you that the negotiation of collective bargaining agreements will not have a negative effect on our ability to timely and successfully recruit qualified personnel. Generally, if we are unable to attract and retain caregivers, the quality of our services may decline, and we could lose patients and referral sources.

Risks Related to Our Business

We depend on Medicare for the largest portion of our revenues.

        For the years ended December 31, 2007, 2006 and 2005, we received 69%, 56% and 49%, respectively, of our revenue from Medicare. Further, the acquisitions completed by us in 2008 and 2007 substantially increase our dependence on Medicare reimbursement. Reductions in Medicare reimbursement could have an adverse impact on our profitability. Such reductions in payments to us could be caused by:

  •
  administrative or legislative changes to the base episode rate;

  •
  the elimination or reduction of annual rate increases based on medical inflation;

  •
  a possible cut in 2008 "market basket" increase in home health reimbursement;

  •
  the imposition by Medicare of co-payments or other mechanisms shifting responsibility for a portion of payment to beneficiaries;

  •
  adjustments to the relative components of the wage index;

  •
  changes to our case mix or therapy thresholds; or

  •
  other adverse changes to the way we are paid for delivering our services.

        The Medicare Payment Advisory Commission (MedPAC), an independent federal body established to advise Congress on issues affecting the Medicare Program, has recently recommended implementation of pay-for-performance initiatives for home care providers. If implemented, Medicare will differentiate reimbursement rates for Medicare home health service providers based on quality measures. While we believe that we provide high quality services to our patients, there can be no assurances that a pay-for-performance reimbursement system will not adversely affect our Medicare reimbursement rates and, consequently, our results of operations.

        Our non-Medicare revenues and profitability also are affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of services, and negotiating reduced contract pricing. Any changes in reimbursement levels from these third-party payor sources and any changes in applicable government regulations could have a material adverse effect on our revenues and profitability. We can provide no assurance that we will continue to maintain the current payor or revenue mix.

        Our reliance on government sponsored reimbursement programs such as Medicare and Medicaid makes us vulnerable to possible legislative and administrative regulations and budget cut-backs that could adversely affect the number of persons eligible for such programs, the amount of allowed reimbursements or other aspects of the programs, any of which could materially affect us.

        In August 2007, the Centers for Medicare & Medicaid Services (CMS) published final regulations updating and revising the Medicare prospective payment system for home health (HH-PPS) for 2008 (the "2008 Final Rule"). The 2008 Final Rule became effective on January 1, 2008.

        Under the HH-PPS, providers are reimbursed on the basis of a 60-day episode following a formula dependent upon, among other factors, the patient's medical condition, the number of visits performed in the episode and the locale in which the patient resides.

        The following are the more significant changes included in the 2008 Final Rule:

  •
  A "market basket" rate increase of 3% to the episodic payment rate for 2008.

  •
  A decrease in the episodic payment rate of 2.75% for each of the years 2008 through 2010 and a decrease of 2.71% for 2011 (the "Case Mix Creep Adjustment"). This rate cut was rationalized by CMS in the regulations as offsetting coding increases from 1999 through 2005 that CMS believes are not related to changes in the underlying health of patients.

  •
  The national 60-day episodic payment rate for 2007 was $2,339 and for 2008 is $2,270, reflecting both the 3% market basket increase and the 2.75% rate cut described above as well as certain other adjustments the more significant of which are described below.

  •
  A move from 80 different patient driven coding categories (Home Health Reimbursement Groups or "HHRGs") to 153 HHRGs.

  •
  Establishment of eight different break points in therapy visit thresholds used to determine reimbursement related to therapy services. In 2008, reimbursement will change at each of the following visit thresholds: 6, 7, 10, 11, 14, 16, 18 and 20 visits. In 2007, there was a single threshold at 10 therapy visits.

  •
  A small increase in the reimbursement provided for certain episodes in which 4 or fewer visits are provided ("LUPA" episodes). A corresponding and offsetting adjustment was made to the national payment rate described above.

  •
  Segregation of the reimbursement for non-routine medical supplies based on a new formula separate from the national payment rate. A corresponding and offsetting adjustment was made to the national payment rate described above.

  •
  A revision in the reimbursement formula provided for certain episodes in which a high number of visits are required to meet the needs of the patient. This revision results in a decrease in the amount of reimbursement for these episodes. A corresponding and offsetting adjustment was made to the national payment rate described above.

        We believe the 2008 Final Rule will have the following implications:

  •
  The Case Mix Creep Adjustment for years 2008-2011 will put downward pressure on margins in the home health industry and in our Visiting Nurse segment. The extent of the downward pressure will be influenced by a number of factors, including but not limited to, future wage rate inflation, transportation costs, demand for and availability of clinicians, market basket increases and further changes to Medicare reimbursement made by either CMS or Congress.

  •
  Outcome of the refinements to the case mix formula will be dependent upon the type and needs of the patients actually seen in 2008, and the clinical and other aspects of the care plans employed to care for those patients, all of which may differ from those experienced historically.

  •
  Within the framework of providing the highest quality outcomes for our patients, we expect to take actions in response to the changing reimbursement environment with the goal of improving our clinical, operational and marketing efficiencies. We cannot assure you that we will be successful in accomplishing any positive results with these actions.

        In 2007, there was legislative activity in both the U.S. Senate and the U.S. House of Representatives regarding potential changes in Medicare reimbursement. In this activity Congress attempted to address a number of issues including the State Children's Health Insurance Program (SCHIP) and a scheduled 10% reduction in Medicare payments for physicians currently scheduled to go into effect in July 2008. To date no changes in the law have been enacted, but one proposed bill included a cut to the 2008 3% "market basket" increase in home health reimbursement described in the above discussion of the 2008 Final Rule.

        There continues to be Congressional activity on these topics. We are unable to predict when, or if, any legislation will ultimately become law or whether any such legislation, if enacted, will cut any, all or a portion of the 2008 3% "market basket" increase in home health reimbursement.

We have a significant dependence on state Medicaid reimbursement programs.

        For the year ended December 31, 2007, approximately 7.0%, 6.8% and 4.9% of our revenues were generated from Medicaid reimbursement programs in the states of Kentucky, Ohio and Connecticut, respectively.

        Approximately 22% of our 2007 revenues were derived from state Medicaid and other government programs, many of which periodically face significant budget issues. The financial condition of the Medicaid programs in each of the states in which we operate is cyclical and many may be expected from time to time to take actions or evaluate taking actions to control the rate of growth of Medicaid expenditures. Among these actions are the following:

  •
  Redefining eligibility standards for Medicaid coverage

  •
  Redefining coverage criteria for home and community based care services

  •
  Slowing payments to providers by increasing the minimum time in which payments are made

  •
  Limiting reimbursement rate increases

  •
  Increased utilization of self-directed care alternatives

  •
  Shifting beneficiaries from traditional coverage to Medicaid managed care providers

  •
  Changing regulations under which providers must operate

        States may be expected to address these issues because the number of Medicaid beneficiaries and their related expenditures are growing at a faster rate than the government's revenue. Medicaid is consuming a greater percentage of the budget. This issue is exacerbated when revenues slow in a slowing economy. We believe that these financial issues are cyclical in nature rather than indicative of the long-term prospect for Medicaid funding of health care services. Additionally, we believe our services offer the lowest cost alternative to institutional care and are a part of the solution to the states' Medicaid financing problems. It is possible, however, that the actions taken by the state Medicaid programs in the future could have a significant unfavorable impact on our results of operations, financial condition and liquidity.

Migration of our Medicare beneficiary patients to Medicare managed care providers could negatively impact our operating results.

        Historically, we have generated a substantial portion of our revenue from the Medicare fee-for-service market. Under the Medicare Prescription Drug Improvement and Modernization Act of December 2003 ("MMA"), however, the United States Congress allocated significant additional funds and other incentives to Medicare managed care providers in order to promote greater participation in those plans by Medicare beneficiaries. If these increased funding levels have the intended result, the size of the potential Medicare fee-for-service market could decline, thereby reducing the size of our potential patient population, which could cause our operating results to suffer.

Our growth strategy depends on our ability to manage growing and changing operations.

        Our business plan calls for significant growth in our business over the next several years. This growth will place significant demands on our management systems, internal controls, and financial and professional resources. In addition, we will need to further develop our financial controls and reporting systems to accommodate future growth. This could require us to incur expenses for hiring additional qualified personnel, retaining professionals to assist in developing the appropriate control systems, and expanding our information technology infrastructure. Our inability to manage growth effectively could have a material adverse effect on our financial results.

Our growth strategy depends on our ability to develop and to acquire additional agencies on favorable terms and to integrate and operate these agencies effectively. If we are unable to do so, our future growth and operating results could be negatively impacted.

        Development.    We expect to continue to open agencies in our existing regions and in new regions. Our new agency growth, however, will depend on several factors, including our ability to:

  •
  obtain locations for agencies in markets where need exists;

  •
  identify and hire a sufficient number of sales personnel and appropriately trained home care and other health care professionals;

  •
  obtain adequate financing to fund growth; and

  •
  operate successfully under applicable government regulations.

        Acquisitions.    We are focusing significant time and resources on the acquisition of home health care providers, or of certain of their assets, in targeted markets. We may be unable to identify, negotiate, and complete suitable acquisition opportunities on reasonable terms. We may incur future liabilities related to acquisitions. Should any of the following problems, or others, occur as a result of our acquisition strategy, the impact could be material:

  •
  difficulties integrating personnel from acquired entities and other corporate cultures into our business;

  •
  difficulties integrating information systems;

  •
  the potential loss of key employees or referral sources of acquired companies or a reduction in patient referrals by hospitals from which we have acquired home health care agencies;

  •
  the assumption of liabilities and exposure to undisclosed liabilities of acquired companies;

  •
  the acquisition of an agency with undisclosed compliance problems;

  •
  the diversion of management attention from existing operations;

  •
  difficulties in recouping partial episode payments and other types of misdirected payments for services from the previous owners; or

  •
  an unsuccessful claim for indemnification rights from previous owners for acts or omissions arising prior to the date of acquisition.

We may require additional capital to pursue our acquisition strategy.

        At December 31, 2007, we had cash and cash equivalents of approximately $470,000 and additional borrowing capacity of approximately $25.7 million. Even with the successful completion of the offering contemplated herein, based on our current plan of operations, including acquisitions, we cannot assure you that available capital will be sufficient to support our current growth strategies. We cannot readily predict the timing, size, and success of our acquisition efforts and the associated capital commitments. If we do not have sufficient cash resources, our growth could be limited unless we obtain additional equity or debt financing. Even with the successful completion of the offering contemplated herein, at some future point we may elect to issue additional equity securities in conjunction with raising capital or completing an acquisition. We cannot assure you that such issuances will not be dilutive to existing shareholders.

Our business depends on our information systems. Our inability to effectively integrate, manage, and keep secure our information systems could disrupt our operations.

        Our business depends on effective and secure information systems that assist us in, among other things, monitoring utilization and other cost factors, processing claims, reporting financial results, measuring outcomes and quality of care, managing regulatory compliance controls, and maintaining operational efficiencies. These systems include software developed in-house and systems provided by external contractors and other service providers. To the extent that these external contractors or other service providers become insolvent or fail to support the software or systems, our operations could be negatively affected. Our agencies also depend upon our information systems for accounting, billing, collections, risk management, quality assurance, payroll, and other information. If we experience a reduction in the performance, reliability, or availability of our information systems, our operations and ability to produce timely and accurate reports could be adversely affected.

        Our information systems and applications require continual maintenance, upgrading, and enhancement to meet our operational needs. Our acquisition activity requires transitions and integration of various information systems. We regularly upgrade and expand our information systems' capabilities. If we experience difficulties with the transition and integration of information systems or are unable to implement, maintain, or expand our systems properly, we could suffer from, among other things, operational disruptions, regulatory problems, and increases in administrative expenses.

        Our business requires the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security systems and patient data stored in our information systems. Anyone who circumvents our security measures could misappropriate our confidential information or cause interruptions in our services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses or software programs that disable or impair computers have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems, or those of our providers or regulators, which could disrupt our operations or make our systems inaccessible to our providers or regulators. We may be required to expend significant capital and other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Our security measures may be inadequate to prevent security breaches, and our business operations would be negatively impacted by cancellation of contracts and loss of patients if security breaches are not prevented.

        Further, our information systems are vulnerable to damage or interruption from fire, flood, natural disaster, power loss, telecommunications failure, break-ins and similar events. A failure to restore our information systems after the occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations. Because of the confidential health information we store and transmit, loss of electronically-stored information for any reason could expose us to a risk of regulatory action, litigation, possible liability and loss.

Our clinical software system has been developed in-house. Failure of, or problems with, our system could harm our business and operating results.

        We have developed and utilize a proprietary clinical software system to collect assessment data, log patient visits, generate medical orders, and monitor treatments and outcomes in accordance with established medical standards. The system integrates billing and collections functionality as well as accounting, human resource, payroll, and employee benefits programs. Problems with, or the failure of, our technology and systems could negatively impact data capture, billing, collections, and management and reporting capabilities. Any such problems or failures could adversely affect our operations and reputation, result in significant costs to us, and impair our ability to provide our services in the future. The costs incurred in correcting any errors or problems may be substantial and could adversely affect our profitability.

We depend on outside software providers.

        We depend on the proper functioning and availability of our information systems in operating our business, some of which are provided by outside software providers. These information systems and applications require continual maintenance, upgrading, and enhancement to meet our operational needs. If our providers are unable to maintain or expand our information systems properly, we could suffer from operational disruptions and an increase in administrative expenses, among other things.

Our insurance liability coverage may not be sufficient for our business needs.

        We bear significant insurance risk under our large-deductible workers' compensation insurance program and our self-insured employee health program. Under our workers' compensation insurance program, we bear risk up to $400,000 per incident. We purchase stop-loss insurance for our employee health plan that places a specific limit, generally $100,000, on our exposure for any individual covered life. However, we cannot assure you that claims will not be made in the future in excess of the limits of such insurance, if any, nor can we assure you that any such claims, if successful and in excess of such limits, will not have a material adverse effect on our ability to conduct business or on our assets. Our insurance coverage also includes fire, property damage, and general liability with varying limits. Although we maintain insurance consistent with industry practice, we cannot assure you that the insurance we maintain will satisfy claims made against us. In addition, as a result of operating in the home health care industry, our business entails an inherent risk of claims, losses and potential lawsuits alleging employee accidents that are likely to occur in a patient's home. Finally, we cannot assure you that insurance coverage will continue to be available to us at commercially reasonable rates, in adequate amounts or on satisfactory terms. Any claims made against us, regardless of their merit or eventual outcome, could damage our reputation and business.

We have established reserves for Medicare liabilities that may be payable by us in the future. These liabilities may be subject to audit or further review, and we may owe additional amounts beyond what we expect and have reserved for.

        The Company is paid for its services primarily by Federal and state third-party reimbursement programs, commercial insurance companies, and patients. Revenues are recorded at established rates in the period during which the services are rendered. Appropriate allowances to give recognition to third party payment arrangements are recorded when the services are rendered.

        Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. It is common for issues to arise related to: 1) the determination of cost-reimbursed revenues, 2) medical coding, particularly with respect to Medicare, 3) patient eligibility, particularly related to Medicaid, and 4) other reasons unrelated to credit risk, all of which may result in adjustments to recorded revenue amounts. Management continuously evaluates the potential for revenue adjustments and when appropriate provides allowances for losses based upon the best available information. There is at least a reasonable possibility that recorded estimates could change by material amounts in the near term.

We depend on the services of our executive officers and other key employees.

        Our success depends upon the continued employment of certain members of our senior management team, including our Chairman and Chief Executive Officer, William B. Yarmuth, and our other named executive officers. We also depend upon the continued employment of the individuals that manage several of our key functional areas, including operations, business development, accounting, finance, human resources, marketing, information systems, contracting and compliance. The departure of any member of our senior management team may materially adversely affect our operations.

Our operations could be affected by natural disasters.

        A substantial number of our agencies are located in the Florida, increasing our exposure to hurricanes and other natural disasters. The occurrence of natural disasters in the markets in which we operate could not only affect the day-to-day operations of our agencies, but also could also disrupt our relationships with patients, employees and referral sources located in the affected areas. In addition, any episode of care that is not completed due to the impact of a natural disaster will generally result in lower revenue for the episode. We cannot assure you that hurricanes or other natural disasters will not have a material adverse impact on our business, financial condition or results of operations in the future.

Risks Related to Ownership of Our Common Stock

The price of our common stock may be volatile and this may adversely affect our stockholders.

        The price at which our common stock trades may be volatile. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities, particularly securities of health care companies. The market price of our common stock may be influenced by many factors, including:

  •
  our operating and financial performance;

  •
  variances in our quarterly financial results compared to expectations;

  •
  the depth and liquidity of the market for our common stock;

  •
  future sales of common stock or the perception that sales could occur;

  •
  investor perception of our business and our prospects;

  •
  developments relating to litigation or governmental investigations;

  •
  changes or proposed changes in health care laws or regulations or enforcement of these laws and regulations, or announcements relating to these matters; or

  •
  general economic and stock market conditions

        In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of health care provider companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their respective securities. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert our management team's attention as well as resources from the operation of our business.

Sales of substantial amounts of our common stock, or the availability of those shares for future sale, could adversely affect our stock price and limit our ability to raise capital.

        At December 31, 2007, 5,531,921 shares of our common stock were outstanding. In 2007, we established the 2007 Stock and Incentive Compensation Plan for the benefit of employees and directors providing for the issuance of up to 500,000 shares of common stock. As of December 31, 2007, 317,014 shares of our common stock were issuable upon the exercise of stock options pursuant to other incentive compensation plans. The market price of our common stock could decline as a result of sales of substantial amounts of our common stock to the public or the perception that substantial sales could occur. These sales also may make it more difficult for us to sell common stock in the future to raise capital.

We do not anticipate paying dividends on our common stock in the foreseeable future, and you should not expect to receive dividends on shares of our common stock.

        We do not pay dividends and intend to retain all future earnings to finance the continued growth and development of our business. In addition, we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future payment of cash dividends will depend upon our financial condition, capital requirements, earnings, and other factors deemed relevant by our board of directors.

Our Board of Directors may use anti-takeover provisions or issue stock to discourage control contests.

        We have implemented anti-takeover provisions or provisions that could have an anti-takeover effect, including (1) advance notice requirements for director nominations and stockholder proposals and (2) a stockholder rights plan, also known as a "poison pill." These provisions, and others that the Board of Directors may adopt hereafter, may discourage offers to acquire us and may permit our Board of Directors to choose not to entertain offers to purchase us, even if such offers include a substantial premium to the market price of our stock. Therefore, our stockholders may be deprived of opportunities to profit from a sale of control.

USE OF PROCEEDS

        The net proceeds to us from the sale of the 2,250,000 shares of common stock that we are offering will be approximately $37.3 million, or approximately $43.0 million if the underwriter's over-allotment option is exercised in full, based on a public offering price of $17.75 per share, after deducting the underwriting discounts and commissions and our estimated offering expenses.

        We intend to use the proceeds that we receive from this offering to repay indebtedness, to fund contemplated and possible future acquisitions as discussed below and for other general corporate purposes.

        We intend to use the net proceeds from this offering to repay all outstanding borrowings under our $40 million credit facility with JPMorgan Chase Bank, N.A., as amended November 30, 2007. The credit facility bears an interest rate option at either the bank's prime rate plus a margin (ranging from -1.50% to -0.25%, currently -1.00%), or one-month LIBOR plus a margin (ranging from +1.25% to +2.50%) dependent upon total leverage and is secured by substantially all of our assets and the stock of the Company's subsidiaries. The weighted average interest rates were 7.31% and 7.24% for the years ended December 31, 2007 and 2006, respectively. The Company pays a commitment fee of 0.25% per annum on the unused facility balance. As of December 31, 2007, approximately $12.4 million was outstanding under the credit facility and approximately $24.4 million was outstanding under the credit facility following the March 27, 2008 acquisition of Apex. The credit facility matures on June 20, 2010.

        Assuming the underwriter's over-allotment is not exercised, following the completion of this offering and the application of proceeds to repay the balance outstanding on our credit facility, we will have total cash and available borrowings as follows:

	As of December 31, 2007
	Actual	As Adjusted (1)	As Further Adjusted (2)
	(In millions)
Cash and available borrowings
Available borrowings:
Revolving Line of Credit	$40.0	$40.0	$40.0
less irrevocable letters of credit related to the Company's insurance programs	(1.9)	(1.9)	(1.9)
less amounts outstanding	(12.4)	(24.5)	—

Available borrowings	25.7	13.6	38.1
Cash on hand	0.5	0.5	13.3

Total cash and available borrowings	$26.2	$14.1	$51.4

(1)
Gives effect to acquisition of Apex on March 27, 2008.

(2)
Gives effect to offering, excluding over-allotment.

        We intend to expand our VN segment by selectively acquiring other Medicare-certified home health agencies. We routinely identify and evaluate potential acquisition targets and at any given time, we may be in discussions to acquire one or more companies. We have historically entered into non-binding letters of intent with the target home health agencies to set forth the basic business terms of a potential acquisition, which are usually subject to various closing conditions, including due diligence, the negotiation of definitive acquisition documents, regulatory consents and other customary matters. Since 2004, we have completed 11 transactions involving targets ranging from start-up companies with no revenue to annual revenues of $24 million, with valuations ranging from 0.5 times revenue to 1.2 times revenue. In 2007, we acquired five VN locations in two transactions.

        We are currently engaged in preliminary acquisition discussions at various stages with several potential targets, ranging from introductory conversations to non-binding letters of intent. We estimate that our current targets have annual revenue ranging from approximately $1 million to $50 million, with expected purchase prices within the valuation range previously paid by us. We currently have an executed non-binding letter of intent with respect to an acquisition at a purchase price in the upper quintile of this range. We cannot assure you that any preliminary discussions will result in the execution of letters of intent or definitive documentation, or that any of these acquisitions will be completed.

        If some or all of these acquisitions are completed, we intend to apply a portion of the net proceeds of this offering to fund all or a portion of the purchase prices for these acquisitions. We would apply any proceeds not used for acquisitions for general corporate purposes, including working capital. As such, management will have broad discretion in the allocation of the net proceeds of this offering. Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

CAPITALIZATION

        The following table sets forth our capitalization as of December 31, 2007:

  •
  On an actual basis;

  •
  On an as adjusted basis to give effect to our March 27, 2008 acquisition of Apex (including borrowings under our credit facility and the issuance of notes to fund the acquisition); and

  •
  On an as further adjusted basis to give effect to our sale of 2,250,000 shares of common stock in this offering at a public offering price of $17.75 per share and application of the estimated net proceeds as described under "Use of Proceeds."

        You should read this table together with the information under "Use of Proceeds" and with our consolidated financial statements and related notes which are incorporated by reference herein.

	As of December 31, 2007
	Actual	As Adjusted	As Further Adjusted
	(In thousands)
Cash and cash equivalents	$473	$473	$13,327

Total long-term liabilities, including current portion:
Notes payable and capital leases	4,654	7,654	7,654
Revolving credit facility	12,387	24,487	—
Other liabilities	388	388	388

Total liabilities	$17,429	$32,529	$8,042

Stockholders' equity: (1)
Preferred stock, par value $0.05; authorized 2,000,000; none issued or outstanding	—	—	—
Common stock, par value $0.10; authorized 10,000,000; 5,531,921 issued and outstanding; 5,579,540 issued and outstanding as adjusted; 7,829,540 issued and outstanding as further adjusted, net of treasury stock	553	558	783
Additional paid-in capital	21,549	22,544	59,660
Retained earnings	12,740	12,740	12,740

Total stockholders' equity	34,842	35,842	73,183

Total capitalization	$52,271	$68,371	$81,225

(1)
All share and related information has been adjusted to reflect a 2-for-1 common stock split completed in January 2007.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information with respect to our executive officers and directors.

Name	Age	Position(s)
William B. Yarmuth	55	Chairman of the Board, President and Chief Executive Officer
C. Steven Guenthner	47	Senior Vice President and Chief Financial Officer
P. Todd Lyles	46	Senior Vice President—Administration
Anne T. Liechty	55	Senior Vice President—Operations
Phyllis Montville	59	Senior Vice President—Operations
David Pruitt	45	Vice President—Operations
John B. Walker	50	Vice President and Chief Accounting Officer
Steven B. Bing	61	Director
Donald G. McClinton	74	Director
Tyree G. Wilburn	55	Director
Jonathan D. Goldberg	56	Director
W. Earl Reed, III	56	Director
Henry M. Altman, Jr.	71	Director

        William B. Yarmuth has been a director since 1991, when we acquired National Health Industries ("National"), where Mr. Yarmuth was Chairman, President and Chief Executive Officer. After the acquisition, Mr. Yarmuth became our President and Chief Operating Officer. Mr. Yarmuth became Chairman, President, and CEO in 1992. He was Chairman of the Board, President, and Chief Executive Officer of National from 1981 to 1991.

        C. Steven Guenthner has been our Senior Vice President and Chief Financial Officer since 1992. From 1983 through 1992 Mr. Guenthner was employed as a CPA with Arthur Andersen LLP. Before joining the Company he served as a Senior Manager in the firm's Accounting and Audit division specializing in mergers and acquisitions, public companies and the health care industry.

        P. Todd Lyles joined us as Senior Vice President Planning and Development in October 1997 and now serves as Senior Vice President—Administration. Before joining us Mr. Lyles was Vice President Development for the Kentucky Division of Columbia/HCA, a position he had held since 1993. Mr. Lyles' experience also includes 8 years with Humana Inc. in various financial and hospital management positions.

        Anne T. Liechty became Senior Vice President—Visiting Nurse Operations in 2001. Ms. Liechty has been employed by us since 1986 in various capacities including Vice President of Operations for our visiting nurse segment and our former product segment.

        Phyllis Montville became Senior Vice President—Operations in 2006. Ms. Montville joined us in 2006 as Vice President of Visiting Nurse Operations in Florida. Previously, Ms. Montville was an ER Case Manager with Jupiter Medical Center from October 2003 to November 2004. From February 2002 to August 2003, Ms. Montville was President of the VS division of MMI, Inc. She has 23 years' experience in home care management, most of which is in the Florida market. Ms. Montville owned and operated her own franchise for 10 years. She started in the home care field as a branch manager and home care nurse.

        David Pruitt became Vice President—Operations in 2002. Mr. Pruitt has been employed by us since 1996 in various roles in our service divisions. Before 1996, he was employed by the Medicare Intermediary in Columbia, South Carolina.

        John B. Walker became Vice President and Chief Accounting Officer in May 2007. Mr. Walker has over 27 years' experience, including service as vice president and chief financial officer for growth companies in the health care and energy industries. Most recently Mr. Walker founded American Pipe Lining—MidAmerica, Inc. in 2003 and served as its president until the company's sale in 2007. American Pipe Lining—MidAmerica, Inc. offered a patented water pipe restoration process through a protected technology license. From 2000 to 2003, Mr. Walker served as chief financial officer of Stratos Group Ltd., Inc., a development stage company with exclusive rights to develop and market a private label long-term care insurance product for Anthem Inc. in eleven states. Mr. Walker began his career with KPMG Peat Marwick in Louisville, Kentucky. Mr. Walker is a CPA.

        Steven B. Bing was elected a director in January 1992. From 1999 to 2007, Mr. Bing served with Prosperitas Investment Partners, L.P., a private investment company located in Louisville, Kentucky, most recently as its President. He is also a director of various closely-held business entities. Since 2005, Mr. Bing has served as Senior Vice President Sales & Marketing, New Business and Video Services for National Rural Telecommunications Cooperative, a large, member owned cooperative in Herndon, Virginia serving in excess of 1,200 telephone and electric cooperatives across the country.

        Donald G. McClinton was elected a director in October 1994. Mr. McClinton was President and part owner of Skylight Thoroughbred Training Center, Inc., a thoroughbred training center, until July 2002, when it was sold. From 1986 to 1994, Mr. McClinton was co-chairman of Interlock Industries, a privately-held conglomerate in the metals and transportation industries. Mr. McClinton is currently a private investor.

        Tyree G. Wilburn was elected a director in January 1996. Since 2003, Mr. Wilburn has served as Chairman of the Board, President and Chief Executive Officer of Merit Health Systems, LLC, a private hospital management company. He was a private investor from 1996 to 2002. From 1992 to 1996, Mr. Wilburn was Chief Development Officer of Community Health Systems, Inc., and, most recently, Executive Vice President and Chief Financial and Development Officer. From 1974 to 1992, Mr. Wilburn was with Humana Inc., where he held senior and executive positions in mergers and acquisitions, finance, planning, hospital operations, audit, and investor relations. He is also a director of several private companies.

        Jonathan D. Goldberg was elected a director in February 1997. Mr. Goldberg is the managing partner of the law firm of Goldberg and Simpson in Louisville, Kentucky and has served in that capacity since 1991.

        W. Earl Reed, III was elected a director in November 2000. Since August 2005, Mr. Reed has served as Chief Executive Officer and Chairman of the Board of LifeCare Holdings, Inc., a privately owned operator of 18 long-term hospitals. Before joining LifeCare, Mr. Reed served as Chief Executive Officer of The Allegro Group, a health care financial advisory firm that advises public and private health care organizations, from 1998 to 2005. From May 2000 to December 2001, Mr. Reed served as Chairman, President and Chief Executive Officer of Rehab Designs of America Corporation, a private venture capital backed orthotics and prosthetics health care company, as part of a turnaround project. From 1987 to 1998, Mr. Reed was Chief Financial Officer and member of the board of directors of Vencor, Inc.

        Henry M. Altman, Jr.    was elected a director in 2004. Mr. Altman retired in 2002 following over 40 years of experience in public accounting, most recently serving as the president and managing director of the Deming, Malone, Livesay & Ostroff CPA firm. He is currently the owner of Altman Consulting LLC, an independent business consulting firm. Mr. Altman currently serves on the boards of Jewish Hospital & St. Mary's HealthCare and University Medical Center in Louisville, Kentucky, and the American Hospital Association's Leadership Development Committee. He also serves on the boards of Louisville Medical Center Development Corporation and the Institute for Bioethics, Health Policy and Law. In 2001, Mr. Altman was presented with the inaugural Kentucky Hospital Association Health Care Governance Award.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement between us and Jefferies & Company, Inc. ("Jefferies" or the "underwriter"), Jefferies has agreed to purchase, and we have agreed to sell to Jefferies, 2,250,000 shares of common stock. The underwriting agreement provides that the obligation of the underwriter to purchase the shares offered by us is subject to some conditions. The underwriter is obligated to purchase all of the shares offered by us, other than those covered by the over-allotment option described below, if any of the shares are purchased.

        The underwriter proposes to offer the shares directly to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to some dealers at that price less a concession not in excess of $0.55 per share. The underwriter may allow, and those dealers may reallow, a discount not in excess of $0.10 per share to other dealers. After this offering, the public offering price, the concession to selected dealers and re-allowance to other dealers may be changed by the underwriter.

        We have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase, in whole or in part, up to 337,500 additional shares, at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus supplement. The underwriter may exercise the option only to cover over-allotments, if any, made in connection with the sale of the shares of common stock offered by us.

        The following table shows the per-share and total underwriting discounts and commissions to be paid to the underwriter by us. Such amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase 337,500 additional shares.

	Paid by Us
	Without Exercise of Over-Allotment	With Full Exercise of Over-Allotment
Per share	$0.9318	$0.9318
Total Underwriting Fee	$2,096,550	$2,411,033

        We estimate that the total expenses of this offering that will be paid by us, excluding the underwriting discounts and commissions, will be approximately $500,000.

        This offering of shares of our common stock is made for delivery when, as and if accepted by the underwriter and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The underwriter reserves the right to reject an order for the purchase of shares in whole or in part. The underwriter and its affiliates have in the past and may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business. We have paid and will pay them customary compensation for these services.

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of these liabilities.

        The maximum compensation to the underwriter will not exceed 8% of the maximum offering proceeds.

        We, our executive officers and directors have agreed, for a period of 90 days after the date of this prospectus supplement, not to offer, sell, contract to sell, pledge or otherwise dispose of any shares of our common stock or securities or other rights convertible into or exchangeable or exercisable for any shares of our common stock either owned as of the date of this prospectus supplement or thereafter acquired, subject to limited exceptions, without the prior written consent of Jefferies & Company, Inc. The lock-up period may be extended if (1) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. The period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        We have been advised by the underwriter that, in accordance with Regulation M under the Securities Act, some persons participating in this offering may engage in transactions, including syndicate covering transactions, stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares at a level above that which might otherwise prevail in the open market.

        A "syndicate covering transaction" is a bid for or the purchase of shares on behalf of the underwriter to reduce a syndicate short position incurred by the underwriter in connection with this offering. The underwriter may create a syndicate short position by making short sales of our shares and may purchase our shares in the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. Short sales can be either "covered" or "naked." "Covered" short sales are sales made in an amount not greater than the underwriter's over-allotment option to purchase additional shares from us in this offering. "Naked" short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. If the underwriter creates a syndicate short position, it may choose to reduce or "cover" this position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in "syndicate covering transactions." The underwriter may close out any covered short position by either exercising its over-allotment option or purchasing shares in the open market. The underwriter must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option.

        A "stabilizing bid" is a bid for or the purchase of shares by the underwriter for the purpose of fixing or maintaining the price of our common stock.

        We have been advised by the underwriter that these transactions may be effected on Nasdaq or otherwise and, if commenced, may be discontinued at any time. Similar to other purchase activities, these activities may have the effect of raising or maintaining the market price of our common stock or preventing or higher than the price that might otherwise exist in the open market.

        A prospectus supplement in electronic format may be available on sites maintained on the Internet or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. In addition, the underwriter may distribute prospectus supplements electronically. Other than the prospectus supplement in electronic format, the information on these websites is not a part of this prospectus supplement, the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

        Our shares of common stock are traded on Nasdaq under the symbol "AFAM." Any common stock sold pursuant to this prospectus supplement will be listed on Nasdaq, subject to official notice of issuance.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon by Frost Brown Todd LLC, Louisville, Kentucky. Proskauer Rose LLP, Los Angeles, California has represented the underwriter in connection with the offering.

EXPERTS

        The consolidated financial statements of Almost Family, Inc. appearing in Almost Family, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007 (including schedules appearing therein) have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Rivero, Gordimer & Company, P.A., an independent registered public accounting firm, has audited the consolidated financial statements and schedules of Quality of Life Holdings, Inc., and its subsidiaries and affiliates, as part of their report dated July 13, 2007, which report appears in the report on Form 8-K/A of Almost Family, Inc., as filed on January 4, 2008 with the U.S. Securities and Exchange Commission (the "SEC"), which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements and schedules of Quality of Life Holdings, Inc., and its subsidiaries and affiliates, are incorporated by reference in reliance on Rivero, Gordimer & Company, P.A.'s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "SEC"). You may read and copy any document we file with the SEC at its public reading room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reading room. Our filings are also available to the public at the SEC's website at http://www.sec.gov. You may also inspect copies of these materials and other information about us at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006-1500.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after March 28, 2008 and before the termination of the offering under this prospectus:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

  •
  Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006.

  •
  Our Current Report on Form 8-K filed on March 28, 2008.

  •
  Our Current Report on Form 8-K/A filed on January 4, 2008.

  •
  The section entitled "Description of Securities to be registered" contained in the Registration Statement on Form 8-A filed on February 19, 1999, as amended, and all amendments or reports filed for the purpose of updating such description before the termination of the offering of Common Stock thereby.

        This prospectus supplement is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus supplement does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement or the exhibits and schedules thereto, as permitted by the rules and regulations of the SEC. You may review a copy of the registration statement at the SEC's public reading room in Washington, D.C., as well as through the SEC's website. Our statements in this prospectus supplement about the contents of any contract or other document are summaries of their terms and are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information. You may request a copy of these filings, at no cost, by telephoning us at (502) 891-1000 or by writing us at the following address:

Almost Family, Inc. 9510 Ormsby Station Road, Suite 300 Louisville, Kentucky 40223

PROSPECTUS

        ALMOST FAMILY, INC.

By this prospectus, we may offer, from time to time —

$75,000,000

• Common Stock
• Series Preferred Stock
• Warrants
• Debt Securities

500,000 Shares of Common Stock

        We may offer from time to time common stock, preferred stock, warrants to purchase common stock or preferred stock, and debt securities for an aggregate initial offering price of $75,000,000. The debt securities, preferred stock and warrants may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of our company. You should read this prospectus and any supplement carefully before you invest. Our common stock is quoted on the NASDAQ Global stock market under the symbol "AFAM."

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, 500,000 shares of common stock may be offered and sold by selling stockholders to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to debt securities. The specific terms of any debt securities and the terms of any other securities to be offered will be described in a supplement to this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 26, 2007

About this Prospectus	i
The Company	1
Risk Factors	2
Forward-Looking Statements	2
Ratio of Earnings to Fixed Charges	2
Use of Proceeds	3
Description of Capital Stock	3
Description of the Warrants	7
Description of the Debt Securities	8
Selling Stockholders	15
Plan of Distribution	15
Legal Matters	18
Experts	18
Where You Can Find More Information	19

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of the securities offered by us. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

        The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

        You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

i

THE COMPANY

Overview

        In this report, the terms "Company," "we," "us" or "our" mean Almost Family, Inc. and all subsidiaries included in our consolidated financial statements. Almost Family, Inc. and subsidiaries (collectively "Almost Family") is a leading regional provider of home health nursing services. We have service locations in Florida, Kentucky, Ohio, Connecticut, Massachusetts, Alabama, Indiana, Illinois and Missouri (in order of revenue significance).

        We were incorporated in Delaware in 1985. Through a predecessor merged into the Company in 1991, we have been providing health care services, primarily home health care, since 1976. On January 31, 2000, we changed the Company's name to Almost Family, Inc. from Caretenders Health Corp.

        The Company has two reportable segments, Visiting Nurse ("VN") and Personal Care ("PC"). Our VN segment provides skilled medical services in patients' homes largely to enable recipients to reduce or avoid periods of hospitalization and/or nursing home care. Our PC segment services are also provided in patients' homes. These services (generally provided by paraprofessional staff such as home health aides) are generally of a custodial rather than skilled nature.

        Our Company is highly dependent on government reimbursement programs which pay for the majority of the services we provide to our patients. Reimbursement under these programs, primarily Medicare and Medicaid, is subject to frequent changes as policy makers balance constituents' needs for health care services within the constraints of the specific government's fiscal budgets.

        Our business plan provides for us to do the following over the next three to five years:

  •
  Generate meaningful same store sales growth through the focused provision of high quality services and attending to the needs of our patients;

  •
  Expand the significance of our Visiting Nurse, Medicare-based, home health services by selectively acquiring other quality providers, and through the startup of new agencies; and

  •
  Expand our capital base through both earnings performance and by seeking additional capital investments in our Company.

        Over the next three to five years we will actively seek to acquire quality providers of Medicare-certified home health services. We may consider acquisitions of businesses that provide health care services similar to those we currently offer in our Personal Care segment but we expect most of our acquisition activity to be focused on Visiting Nurse operations.

        Our corporate offices are located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223, and our telephone number is (502) 891-1000. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on our website at www.almostfamily.com. We are not including the information on our website as part of, or incorporating it by reference into, this prospectus.

        For additional information concerning our business and affairs, please refer to the documents incorporated by reference that are listed under the caption "Where You Can Find More Information."

RISK FACTORS

        You should carefully consider the specific risks set forth under the caption "Risk Factors" in the applicable prospectus supplement and under the caption "Risk Factors" in any of our filings with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, incorporated by reference herein, including, without limitation, our Annual Report on Form 10-K (as amended on Form 10-K/A) for the fiscal year ended December 31, 2006. For more information see "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        Certain statements in this prospectus are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. Any statements contained herein (including without limitation statements to the effect that we or our management "estimates," "expects," "anticipates," "plans," "believes," "projects," "continues," "may," or "will" or statements concerning "potential" or "opportunity" or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact should be construed as forward-looking statements. These statements contain risks or uncertainties described under the caption "Risk Factors" in any of our filings with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, incorporated by reference herein and elsewhere in this prospectus or in any prospectus supplement or amendment to this prospectus. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges because we have not issued any preferred stock. The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated is as follows:

	Fiscal Year Ended					Three Months Ended March 31, 2007
	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006
Ratio of earnings to fixed charges (1)	3.5	2.1	5.6	8.1	11.4	7.8

(1)
For purposes of computing the ratio of earnings to fixed charges, (a) earnings consist of pretax income from continuing operations plus fixed charges and (b) fixed charges consist of interest expense including the amortization of debt issuance expense and the interest portion of rental expense.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds to us from the sale of securities offered by us under this prospectus will be used for general corporate purposes and working capital requirements. We may also use all or a portion of the net proceeds to fund possible investments in, and acquisitions of, companies, businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments. We may also use a portion of the net proceeds to repay or prepay indebtedness under our credit facility with JP Morgan Chase Bank, NA. Pending the ultimate use of the proceeds, we intend to invest the net proceeds in money market funds, commercial paper and governmental and non-governmental debt securities with maturities generally up to one year.

        We will not receive any proceeds from the sale of securities by selling stockholders, except to the extent that shares of common stock held in an escrow account are sold and the proceeds thereof are paid to us from the escrow account to satisfy an indemnification claim or claims against the selling stockholders. See "Selling Stockholders."

DESCRIPTION OF CAPITAL STOCK

        As of June 1, 2007, our authorized capital stock consists of 10,000,000 shares of common stock, $0.10 par value, and 2,000,000 shares of Series Preferred Stock, $0.05 par value. The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and bylaws. For greater detail about our capital stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to the registration statement that includes the prospectus.

Common stock

        As of May 15, 2007, there were approximately 5,415,636 shares of common stock issued and outstanding.

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Series Preferred stock

        As of May 15, 2007, there were no shares of preferred stock outstanding.

Undesignated preferred stock

        Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders, to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series.

        The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock.

        The prospectus supplement with respect to any issuance of preferred stock will specify:

  •
  the maximum number of shares;

  •
  the designation of the shares;

  •
  the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

  •
  the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

  •
  the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

  •
  any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

  •
  the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

  •
  the voting rights; and

  •
  any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

        Preferred stock, if any, will be fully paid and nonassessable upon issuance.

Delaware Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

        Delaware law and our certificate of incorporation and bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of us. In addition, provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Delaware Section 203

        We are subject to the business combination statute of Delaware law, Section 203. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board or unless the business combination was approved in a prescribed manner. A

"business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not later than thirty days prior to the scheduled date of the annual meeting regardless of any postponement, deferral or adjournment of that meeting to a later date. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

        Authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. In addition, the authorization of undesignated preferred stock makes it possible for our board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Term; Filling Vacancies

        Our certificate of incorporation and bylaws provide for a board consisting of a number of directors as fixed by a resolution of the board from time to time. Each director holds office until the next annual meeting of the stockholders and until the director's successor has been duly elected and qualified or until such director's earlier resignation, removal from office or death. Vacancies on our board (including vacancies created by an increase in the number of directors) may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board (and not by the stockholders). This provision could prevent a stockholder from obtaining majority representation on the board by enlarging our board and filling the new directorships with its own nominees.

Action by Written Consent of Stockholders

        Our certificate of incorporation and bylaws provide that stockholders may act by written consent of the holders of not less than 80% of the votes entitled to be cast. This 80% majority requirement could make it more difficult for stockholders to initiate actions that are opposed by our board. In addition, the inability of stockholders to act by written consent may make it more difficult to change our board and management.

Stockholder Rights Plan

        On February 1, 1999 the Company implemented a stockholder protection rights plan. One right was distributed as a dividend on each share of common stock of the Company held of record as of the close of business on February 16, 1999. Subject to the terms and conditions of the plan, the rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of the Company's common stock or announces a tender or exchange offer upon consummation of which, such person or group would beneficially own 20% or more of the common stock of the Company. If the rights are triggered, then each right not owned by the acquiring person or group entitles its holder to purchase shares of Company common stock at the right's current exercise price, having a value of twice the right's exercise price. The Company may redeem the rights at any time until the close of business on the tenth business day following an announcement by the Company that an acquiring person or group has become the beneficial owner of 20% or more of the Company's common stock.

        The operation of the stockholder rights plan could make it more difficult for us to be acquired by another company, even if our acquisition is in the best interests of our stockholders. The rights will cause substantial dilution to a person or group that acquires 20% or more of our common stock on terms not approved by the board of directors.

        The rights will expire on January 29, 2009 unless extended, earlier redeemed, or exchanged by us.

Transfer agent

        The transfer agent for our common stock is Registrar and Transfer Company. Its address is 10 Commerce Drive, Cranford, New Jersey 07016-3572 and its telephone number is (908) 497-2300.

Listing

        Our common stock is quoted on the NASDAQ Global stock market under the symbol "AFAM."

DESCRIPTION OF THE WARRANTS

General

        We may issue warrants for the purchase of our common stock, preferred stock or debt securities or any combination thereof. Warrants may be issued independently or together with our common stock, preferred stock or debt securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Stock warrants

        The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

  •
  the title of the warrants;

  •
  the offering price for the warrants, if any;

  •
  the aggregate number of the warrants;

  •
  the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  •
  the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

  •
  the dates on which the right to exercise the warrants shall commence and expire;

  •
  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material U.S. federal income tax considerations;

  •
  the antidilution provisions of the warrants, if any;

  •
  the redemption or call provisions, if any, applicable to the warrants;

  •
  any provisions with respect to holder's right to require us to repurchase the warrants upon a change in control; and

  •
  any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

  Holders of equity warrants will not be entitled:

  •
  to vote, consent or receive dividends;

  •
  receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

  •
  exercise any rights as stockholders of Almost Family.

DESCRIPTION OF THE DEBT SECURITIES

        The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities.

        The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words "Almost Family," "we," "us" or "our" refer only to Almost Family, Inc. and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

        The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement.

General

        Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

        We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

        The prospectus supplement relating to a particular series of debt securities will set forth:

  •
  whether the debt securities are senior or subordinated;

  •
  the offering price;

  •
  the title;

  •
  any limit on the aggregate principal amount;

  •
  the person who shall be entitled to receive interest, if other than the record holder on the record date;

  •
  the date or dates the principal will be payable;

  •
  the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

  •
  the place where payments may be made;

  •
  any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

  •
  if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

  •
  if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

  •
  if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

  •
  the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

  •
  if the principal amount payable at stated maturity will not be determinable as of any date before stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

  •
  if applicable, whether the debt securities shall be subject to the defeasance provisions described below under "Satisfaction and discharge; defeasance" or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

  •
  any conversion or exchange provisions, including whether cash is payable upon conversion;

  •
  whether the debt securities will be issuable in the form of a global security;

  •
  any subordination provisions applicable to the subordinated debt securities;

  •
  any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

  •
  any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

  •
  any deletions of, or changes or additions to, the events of default provisions;

  •
  any restrictive covenants that may be applicable to the debt securities;

  •
  any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

  •
  any other specific terms of such debt securities.

        Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

        Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

        We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

        In the event of any partial redemption of debt securities of any series, we will not be required to:

  •
  issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

        Initially, we will appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

        The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

  •
  be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

  •
  be deposited with the depositary or nominee or custodian; and

  •
  bear any required legends.

        No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

  •
  the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

  •
  an event of default is continuing with respect to the debt securities of the applicable series; or

  •
  any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

        As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

  •
  entitled to have the debt securities registered in their names;

  •
  entitled to physical delivery of certificated debt securities; or

  •
  considered to be holders of those debt securities under the indenture.

        Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

        Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

        Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

Payment and paying agents

        Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent.

        We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

  •
  10 business days prior to the date the money would be turned over to the applicable state; or

  •
  at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

Events of default

        Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

  (1)
  we fail to pay principal of or any premium on any debt security of that series when due;

  (2)
  we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

  (3)
  we fail to deposit any sinking fund payment when due;

  (4)
  we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

  (5)
  certain events including our bankruptcy, insolvency or reorganization.

        Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

        The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

        Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

        If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions governing such debt securities.

        After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

        Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

  (1)
  the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

  (2)
  the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

  (3)
  the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

        Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

        We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

        Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

        We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

  •
  providing for our successor to assume the covenants under the indenture;

  •
  adding covenants or events of default;

  •
  making certain changes to facilitate the issuance of the securities;

  •
  securing the securities;

  •
  providing for a successor trustee or additional trustees;

  •
  curing any ambiguities or inconsistencies;

  •
  providing for guaranties of, or additional obligors on, the securities;

  •
  permitting or facilitating the defeasance and discharge of the securities; and

  •
  other changes specified in the indenture.

        However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

  •
  change the stated maturity of any debt security;

  •
  reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

  •
  reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

  •
  change the place of payment or the currency in which any debt security is payable;

  •
  impair the right to enforce any payment after the stated maturity or redemption date;

  •
  if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

  •
  adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

  •
  change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

        We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

        Each indenture contains a provision that permits us to elect either or both of the following:

  •
  We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

  •
  We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

        To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

        The term "foreign government obligations" means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

  •
  direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

  •
  obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Notices

        Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

        The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and stockholders

        No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

        The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

        The trustee is permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

        The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

SELLING STOCKHOLDERS

        Certain stockholders of the Company who acquired shares of our common stock in connection with the Company's acquisition of Mederi, Inc. were granted registration rights by the Company pursuant to the Registration Rights Agreement between the Company and those stockholders dated December 3, 2006. These stockholders may exercise their right to sell shares of our common stock from time to time under this registration statement and pursuant to their registration rights agreement. Certain officers and directors of the Company or other holders of our common stock may also sell shares of our common stock. These officers and directors or other holders acquired their shares by means of private placements, the acquisition of another business entity by us, or pursuant to employee stock plans and the exercise of options or rights issued under employee stock plans. The prospectus supplement for any offering of the common stock by selling stockholders will include the following information:

  •
  The names of the selling stockholders;

  •
  The nature of any position, office or other material relationship which each selling stockholder has had within the last three years with us or any of our predecessors or affiliates;

  •
  The number of shares held by each of the selling stockholders before and after the offering;

  •
  The percentage of the common stock held by each of the selling stockholders before and after the offering; and

  •
  The number of shares of our common stock offered by each of the selling stockholders.

PLAN OF DISTRIBUTION

By Us

        We may sell the securities from time to time in one or more transactions:

  •
  through one or more underwriters or dealers;

  •
  directly to purchasers;

  •
  through agents; and

  •
  through a combination of any of these methods of sale.

        We may distribute the securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed from time to time;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; and

  •
  at negotiated prices.

        We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

        We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act.

As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        In connection with the offering of certain offered securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities or our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

        All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

By the Selling Stockholders

        The selling stockholders may offer and sell shares directly from time to time. The selling stockholders may transfer, devise or gift shares by other means. Selling stockholders may also resell all or a portion of their shares in open market transactions in reliance upon the available exemptions under the Securities Act, such as Rule 144, provided that such transactions satisfy the requirements of one of these exemptions.

        Alternatively, the selling stockholders from time to time may offer shares through brokers, dealers, agents or underwriters. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved and will be in amounts to be negotiated in connection with the sale.

        The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the

Securities Act of 1933, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act and to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        In addition, if the selling stockholders are limited liability companies or limited partnerships they may, in the future, distribute their shares to their members or certain other permitted transferees, which may likewise further distribute such shares. Distributed shares may later be sold by such members or other transferees, or by any of their respective distributees.

        In order to comply with certain states' securities laws, if applicable, the shares will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

        The selling stockholders may act independently of us in making decisions with respect to the timing, manner and size of each sale, subject to certain contractual limitations. The selling stockholders may sell all or a portion of the shares from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares by one or more of the following methods:

  •
  through one or more underwriters or dealers;

  •
  directly to purchasers;

  •
  through agents; and

  •
  through a combination of any of these methods of sale.

        In addition, selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. For example, the selling stockholders may:

  •
  enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;

  •
  sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

  •
  write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

  •
  enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

  •
  loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

        These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

        The Exchange Act and the anti-manipulation rules under the Exchange Act apply to the sales of shares in the market and to the activities of the selling stockholders and their affiliates. The rules under the Exchange Act include Regulation M, which limits the timing of purchases and sales of securities by the selling stockholders and their affiliates in a distribution. This may affect the marketability of the shares of common stock and the ability of any person or entity engaged in a distribution to engage in market-making activities in the shares.

        Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.

        We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for any discounts, commissions and concessions.

        We have agreed to indemnify in certain circumstances certain of the selling stockholders against certain liabilities, including liabilities under the Securities Act. Certain of the selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act. The selling stockholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

        There can be no assurance that the selling stockholders will sell, or be entitled to sell, any or all of the shares of common stock offered hereunder.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. The selling stockholders may also be contractually restricted from using one or more of the methods of distribution described above by the terms and conditions of any applicable registration rights agreement.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon by Frost Brown Todd LLC, Louisville, Kentucky.

EXPERTS

        The consolidated financial statements of Almost Family, Inc. appearing in Almost Family, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2006 (including schedules appearing therein) have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        Hixson, Marin, DeSanctis & Company, P.A., an independent registered public accounting firm, has audited the consolidated financial statements and schedules of Mederi, Inc. and its subsidiaries as part of their report dated November 7, 2006, except for Note 11, subsequent event, the date for which is November 16, 2006, which report appears in the report on Form 8-K/A of Almost Family, Inc., as filed on February 15, 2007 with the U.S. Securities and Exchange Commission, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The financial statements and schedule of Mederi, Inc. and its subsidiaries are incorporated by reference in reliance on Hixson, Marin, DeSanctis & Company, P.A.'s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the Commission located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available free of charge to the public over the Internet at the Commission's website at http://www.sec.gov.

        We have filed with the Commission a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the Commission's public reference room in Washington, D.C., as well as through the Commission's website.

        The Commission allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after June 1, 2007 and before the termination of the offering under this prospectus:

  •
  Our Annual Report on Form 10-K (as amended on Form 10-K/A) for the fiscal year ended December 31, 2006.

  •
  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007.

  •
  Our Current Reports on Form 8-K filed on December 8, 2006 (as amended on February 15, 2007), March 12, 2007, May 10, 2007, and June 1, 2007.

  •
  The section entitled "Description of Securities to be registered" contained in the Registration Statement on Form 8-A filed on February 19, 1999, as amended, and all amendments or reports filed for the purpose of updating such description before the termination of the offering of Common Stock thereby.

        You may request a copy of these filings, at no cost, by telephoning us at (502) 891-1000 or by writing us at the following address:

      Almost Family, Inc.
      9510 Ormsby Station Road, Suite 300
      Louisville, Kentucky 40223

2,250,000 Shares

Common Stock

Prospectus Supplement

Jefferies & Company

April 11, 2008

QuickLinks

PROSPECTUS SUPPLEMENT SUMMARY
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
MANAGEMENT
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
PROSPECTUS

ABOUT THIS PROSPECTUS
THE COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF THE WARRANTS
DESCRIPTION OF THE DEBT SECURITIES
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION